EXHIBIT 10.3

EMULEX CORPORATION
ID: 95-3342259
Notice of Grant of Award	3333 SUSAN STREET
and Award Agreement	COSTA MESA, CA 92626

GRANTEE	Award Number:
ADDRESS	Plan:	EIP
CITY, STATE, ZIP COUNTRY	ID:

Effective                     /                    /20                    , you have been granted an award of                      restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of EMULEX CORPORATION (the Company) common stock.
The current total value of the award is $                    .
The award will vest in increments on the date(s) shown.

Shares	Full Vest

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

EMULEX CORPORATION	Date

GRANTEE	Date